UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 30, 2012

SHENGKAI INNOVATIONS, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	001-34587	11-3737500
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

No.106 Zhonghuan South Road, Airport Industrial Park Tianjin, People’s Republic of China, 300308
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:  (86) 22-5883-8509

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rul e 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 30, 2012, the board of directors (the “Board”) of Shengkai Innovations, Inc. (the “Company”) elected Ms. Jia Lin to serve as director of the Board and chairperson of the Audit Committee of the Board, effective June 1, 2012.

Ms. Lin, 28, has been serving as Finance Manager of Yayi International since July 2011. Prior to that, she served as Professional Auditor in Deloitte Touche Tohmatsu CPA Ltd. (China) since July 2006. Ms. Lin holds designation of Certified General Accountants of Canada and is a member of the Association of Chartered Certified Accountants. Ms. Lin received her bachelor’s degree in accounting and master’s degree in business administration from Nankai University in Tianjin, China.

Ms. Lin is to serve as director and chairperson of the Audit Committee for one year and is to receive an annual compensation of RMB60,000 (approximately $9,464) in consideration for her services.

The foregoing description of the principal terms of the appointment is a general description only, does not purport to be complete, and is qualified in its entirety by reference to the terms of the Appointment Letter between the Company and Ms. Lin, dated May 30, 2012 (the “Letter”) attached hereto as Exhibit 10.1, which is incorporated herein by this reference.

There are no understandings or arrangements between Ms. Lin and any other person pursuant to which Ms. Lin was selected as a director. There is no family relationship between Ms. Lin with any of our other officers and directors, or person nominated or chosen by the Company to become a director or executive officer. Except for the aforesaid Letter, there has not been any transaction or currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Ms. Lin had or will have a direct or indirect material interest since the beginning of the Company’s last fiscal year.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Appointment Letter, dated May 30, 2012, between the Company and Ms. Jia Lin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 30, 2012	SHENGKAI INNOVATIONS, INC.

	By:	/s/ Wang Chen
Wang Chen
Chief Executive Officer